Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029	May 2, 2011
Brenda A. Blake, ext. 13202
AmeriGas Partners Reports Second Quarter Results, Updates Guidance
VALLEY FORGE, Pa., May 2 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners, L.P. for the second fiscal quarter ended March 31, 2011 of $118.0 million compared to $134.5 million for the same period last year. Net income attributable to AmeriGas Partners, L.P. for the current-year period includes the impact of an $18.8 million loss on the early extinguishment of debt. As previously reported, net income attributable to AmeriGas Partners, L.P. for the prior-year quarter included the impact of a $12.2 million loss related to the discontinuance of hedge accounting for interest rate protection agreements.
The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) decreased to $176.3 million for the second quarter of fiscal 2011 compared to Adjusted EBITDA of $185.8 million for the same period last year. Adjusted EBITDA for the current-year period excludes the impact of the loss on the early extinguishment of debt. Adjusted EBITDA for the prior-year period excludes the impact of the loss related to the interest rate hedges. For the three months ended March 31, 2011, retail volumes sold were 3.9% lower than in the prior-year period. Although weather nationally was 1.9% colder than normal and 1.6% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (NOAA), weather in AmeriGas’s southern operating regions in February and March was approximately 25% warmer than in the comparable prior-year period. The warm southern weather and customer conservation more than offset the beneficial impacts of colder weather in the northern and western U.S.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Our results for the quarter reflect the impact of lower than expected volumes resulting from a very early end to the heating season in our southern regions and customer conservation. Given the results to date and our assessment of conditions for the remainder of the year, we expect Adjusted EBITDA for the fiscal year ending September 30, 2011, to be in the range of $335 million to $345 million. I am pleased that our board once again demonstrated their confidence in the long term prospects of the business when they recently approved a 5% increase in our quarterly distribution to an annualized rate of $2.96 per limited partner unit.”
-MORE-

AmeriGas Partners Reports Second Quarter Results, Updates Guidance
Revenues for the quarter increased to $906.8 million from $886.1 million a year ago primarily due to higher retail selling prices associated with increased commodity prices partially offset by lower volumes sold. Total margin decreased $4.4 million in the 2011 three month period primarily related to the impact of lower retail volumes sold partially offset by higher average unit margins and increased fee income. The decrease in Adjusted EBITDA primarily reflects the lower total margin and slightly higher operating expenses ($4.4 million) resulting primarily from higher vehicle and employee benefits costs.
Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2011 and 2010 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2011. This measure is not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Monday, May 2, 2011. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on May 2 through midnight Wednesday, May 4. The replay may be accessed at 1-800-642-1687, passcode 39957995 and International access 1-706-645-9291, passcode 39957995.
Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and the timing and success of our acquisitions and investments to grow our business. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-08	###	5/2/11

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011	2010
Revenues:
Propane	$859,595	$845,043	$1,513,407	$1,459,401	$2,212,806	$2,092,540
Other	47,181	41,058	93,589	83,295	171,836	159,810

	906,776	886,101	1,606,996	1,542,696	2,384,642	2,252,350

Costs and expenses:
Cost of sales — propane	551,709	529,393	972,409	904,842	1,408,182	1,270,516
Cost of sales — other	13,085	10,344	27,690	24,464	57,682	55,830
Operating and administrative expenses	170,472	166,096	326,900	312,910	623,700	602,959
Depreciation	20,346	19,931	40,418	39,914	80,183	79,441
Amortization	2,858	1,907	5,453	3,305	9,869	5,929
Other (income) expense, net	(6,320)	5,182	(12,075)	1,399	(21,178)	(5,849)

	752,150	732,853	1,360,795	1,286,834	2,158,438	2,008,826

Operating income	154,626	153,248	246,201	255,862	226,204	243,524
Loss on extinguishment of debt	(18,801)	0	(18,801)	0	(18,801)	0
Interest expense	(16,347)	(16,710)	(31,722)	(33,203)	(63,625)	(67,023)

Income before income taxes	119,478	136,538	195,678	222,659	143,778	176,501
Income tax benefit (expense)	71	(549)	(348)	(1,716)	(1,897)	(2,898)

Net income	119,549	135,989	195,330	220,943	141,881	173,603
Less: net income attributable to noncontrolling interests	(1,547)	(1,506)	(2,460)	(2,501)	(2,240)	(2,316)

Net income attributable to AmeriGas Partners, L.P.	$118,002	$134,483	$192,870	$218,442	$139,641	$171,287

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$2,133	$1,913	$3,834	$3,319	$5,205	$6,728

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$115,869	$132,570	$189,036	$215,123	$134,436	$164,559

Income per limited partner unit (a)

Basic	$1.45	$1.59	$2.51	$2.74	$2.34	$2.88

Diluted	$1.45	$1.59	$2.51	$2.74	$2.34	$2.88

Average limited partner units outstanding:
Basic	57,128	57,077	57,109	57,066	57,099	57,056

Diluted	57,175	57,124	57,159	57,114	57,147	57,104

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	316.3	329.2	572.7	596.6	869.5	903.7
EBITDA (b)	$157,482	$173,580	$270,811	$296,580	$295,215	$326,578
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$9,357	$10,850	$19,719	$21,279	$39,524	$41,503
Growth capital expenditures	$9,951	$7,808	$20,895	$24,105	$38,876	$44,726

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the three, six and twelve months ended March 31, 2011 includes a $18,801 pre-tax loss from extinguishment of debt. EBITDA in the three, six, and twelve months ended March 31, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements. EBITDA in the twelve months ended March 31, 2011 also includes a $7,000 pre-tax loss associated with an increase in litigation reserves.
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011	2010

Net income attributable to AmeriGas Partners, L.P	$118,002	$134,483	$192,870	$218,442	$139,641	$171,287
Income tax (benefit) expense	(71)	549	348	1,716	1,897	2,898
Interest expense	16,347	16,710	31,722	33,203	63,625	67,023
Depreciation	20,346	19,931	40,418	39,914	80,183	79,441
Amortization	2,858	1,907	5,453	3,305	9,869	5,929

EBITDA	$157,482	$173,580	$270,811	$296,580	$295,215	$326,578
Loss on interest rate hedges	0	12,193	0	12,193	0	12,193
Loss on extinguishment of debt	18,801	0	18,801	0	18,801	0
Litigation reserve	0	0	0	0	7,000	0

Adjusted EBITDA (1)	$176,283	$185,773	$289,612	$308,773	$321,016	$338,771

The following table includes a reconciliation of forecasted net income to forecasted Adjusted EBITDA for the fiscal year ending September 30, 2011:

Forecast
Fiscal
Year
Ending
September 30,
2011
Net income (estimate)	$165,100
Interest expense (estimate)	61,000
Income tax expense (estimate)	2,100
Depreciation (estimate)	82,000
Amortization (estimate)	11,000
Loss on extinguishment of debt	18,800

Adjusted EBITDA (1)	$340,000

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.